UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 10, 2004

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD.
UCDP FINANCE, INC.

(Exact name of Registrants as specified in its charter)

Florida Florida (State or other jurisdiction of incorporation or organization)	59-3128514 42-1581381 (I.R.S. employer identification no.)
1000 Universal Studios Plaza Orlando, FL (Address of principal executive offices)	32819-7610 (Zip code)

(407) 363-8000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 9.	Regulation FD Disclosure

A.	Limitation on Incorporation by Reference

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 9 shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in this Item 9 shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

B.	Supplemental Information

The following information was provided by the registrants to the current holders of the registrants' 11¾% senior notes due 2010 (the "Notes") on the date hereof pursuant to the terms of the indenture governing the Notes:

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD. AND SUBSIDIARIES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW RELATED TO RESULTS OF OPERATIONS

During 2003, our paid admissions increased approximately 2% from 2002, which was driven by an approximately 7% increase in admissions from the domestic market. This strong performance, with the addition of both revenue generation and cost saving initiatives, helped us generate an approximately 73% increase in our 2003 operating income as compared to 2002. During 2003, we also generated cash of $100.6 million. At December 27, 2003, we had $214.6 million of cash and unused revolving credit facilities, consisting of $114.0 million in cash and $100.6 million available under our revolving credit facilities.

OWNERSHIP

Through several holding partnerships and limited liability companies, our ultimate owners, each having a 50% interest, are Vivendi Universal Entertainment LLLP (Vivendi Universal Entertainment), an affiliate of Universal Studios, Inc. (USI), which in turn is a subsidiary of Vivendi Universal S.A. (Vivendi), and Blackstone Capital Partners (Blackstone). On October 8, 2003, Vivendi, Universal Studios Holding III Corp., General Electric Company, National Broadcasting Company Holding, Inc. and National Broadcasting Company Inc. (NBC) signed a definitive agreement pursuant to which Vivendi has agreed to contribute ownership interests in USI and in certain non-U.S. affiliates of USI (excluding, in each case, assets and businesses related to the music and games businesses and certain other assets) to a subsidiary of NBC. The transaction is subject to regulatory approval in a number of jurisdictions (including the United States and the European Union) and is not expected to close prior to the end of the first quarter of 2004.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

In the ordinary course of business, we make a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States. Results could differ significantly from those estimates under different assumptions and conditions. We believe that the application of the following accounting policies, which are important to our financial position and results of operations, requires significant judgments and estimates on the part of management. For a summary of all of our accounting policies, including the accounting policies discussed below, see Note 2 in our consolidated financial statements for 2003 filed with the Securities and Exchange Commission under cover Form 10K pursuant to Rule 15d-2 of the Securities Exchange Act of 1934, as amended. These accounting policies have been discussed and reviewed with our Park Advisory Board, which consists of representatives from both Vivendi Universal Entertainment and Blackstone.

PRINCIPLES OF CONSOLIDATION

Our consolidated financial statements include the consolidated amounts of Universal City Development Partners, Ltd., Universal City Travel Partners d/b/a Universal Parks & Resorts Vacations (UPRV), and Universal City Restaurant Partners, Ltd. (UCRP). All significant intercompany balances and transactions have been eliminated upon consolidation.

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation (FIN) 46, "Consolidation of Variable Interest Entities" (FIN 46). FIN 46 provides a new consolidation model, which determines control and consolidation of entities based on potential variability in gains and losses of the entities being evaluated for consolidation. We own a 50% interest in UCRP, which has been historically been accounted for under the equity method. Based on FIN 46, we determined that UCRP is a variable interest entity. Accordingly, our consolidated financial statements as of December 27, 2003 and during 2003 include the results of UCRP. Our consolidated financial statements as of December 28, 2002, and during 2002 and 2001 do not include the results of UCRP. UCRP operates a restaurant in CityWalk. Total assets of UCRP at December 27, 2003 were $21.9 million. Total revenues of UCRP during 2003 were $24.1 million.

REVENUE RECOGNITION

Operating revenue primarily consists of sales related to theme park passes, merchandise and food and beverage. Revenue from theme park passes is recognized at the time passes are redeemed. For passes not redeemed, revenue is recorded based on our historical redemption patterns. Revenue from theme park annual passes is recognized in equal installments over the life of the annual pass. Revenue from food and beverage and merchandise is recognized at the time of sale.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of those assets. Changes in circumstances such as changes to our business model could result in an impairment of our property and equipment. In addition, it could also result in the actual useful lives differing from our estimates. We review our assumptions whenever a change in these circumstances occurs. If we determine that the carrying value of our property and equipment is not recoverable, we would record a property and equipment impairment adjustment. If we determine that the useful life of property and equipment should be shortened, such as finalizing the date a ride will be closed as part of developing a new ride, we would depreciate the net book value in excess of the salvage value, over the revised remaining useful life, thereby increasing depreciation expense. Our consolidated financial statements do not include any such adjustments related to impairment. However, 2003 includes $2.7 million in additional depreciation related to shortening the useful life of specific property that will no longer be in use. In addition, 2002 includes $1.3 million in additional depreciation expense related to rides being closed in late 2002 so that we could develop and open new rides in 2003 and 2004. These new rides include Jimmy Neutron's Nicktoon Blast and Shrek 4-D, which both opened in 2003, and Revenge of the Mummy, which we plan to open in the second quarter of 2004.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

We perform ongoing credit evaluations of our customers and adjust credit limits based on customer payment history and current credit worthiness. In addition, we continuously monitor collections and payments from our customers. Using some of this information, we periodically make judgments regarding the collectability of outstanding receivables and provide appropriate allowances when collectability is in doubt. In addition, we provide a general allowance for outstanding receivables in good standing based on our historical bad debt experience. At December 27, 2003, our allowance for doubtful accounts was $0.9 million, which was $1.8 million lower than the allowance of $2.7 million at December 28, 2002. At December 28, 2002, our allowance was $0.8 million lower than the $3.5 million allowance at December 29, 2001. These decreases are primarily due to settling a few specific receivables that were outstanding and included in the allowance at December 28, 2002 and December 29, 2001.

PROVISION FOR INVENTORY

Inventory, which primarily includes spare parts for the theme park rides, food and beverage and merchandise, is recorded at cost. We periodically make judgments regarding the realizable value of certain slow-moving and obsolete inventory. For spare parts, these judgments are based on use of the parts on specific rides. If we decide to close down a ride as part of developing a new ride, we specifically review spare parts related to the closing ride for impairment. For merchandise, these judgments are based on the demand of our customers. When the realizable value is less than the average cost, we record an inventory provision. At December 27, 2003, our inventory provision was $2.5 million, which included $1.1 million for slow-moving merchandise and $1.4 million for obsolete spare parts. The provision for slow-moving merchandise is comparable to the $1.7 million and $1.2 million provision at December 28, 2002 and December 29, 2001, respectively. The provision for obsolete spare parts was primarily recorded in 2001 and relates to rides at Universal Studios Florida that were closed so that we could develop and install new rides.

LITIGATION

We are currently involved in certain legal proceedings and, as required, have accrued our estimate of the probable costs for the resolution of these claims. This estimate has been developed in consultation with outside counsel and is based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings. See Note 12 to our consolidated financial statements for more detailed information on litigation exposure.

RESULTS OF OPERATIONS

GENERAL

Our revenue is derived primarily from theme park passes (approximately 51.9%, 54.0%, and 55.9% of total revenues in 2003, 2002, and 2001, respectively), theme park food and beverage (approximately 13.2%, 14.0%, and 13.8% of total revenues in 2003, 2002, and 2001, respectively), theme park merchandise (approximately 11.2%, 12.2%, and 11.6% of total revenues in 2003, 2002, and 2001, respectively), CityWalk (approximately 6.9%, 6.2%, and 5.7% of total revenues in 2003, 2002, and 2001, respectively), and Universal Parks & Resorts Vacations (approximately 4.9%, 5.5%, and 5.4% of total revenues in 2003, 2002, and 2001, respectively). Our primary operating costs include theme park operations; theme park selling, general and administrative costs; theme park cost of products sold; special fee payable to Vivendi Universal Entertainment and consultant fee; depreciation and amortization; and interest.

Paid theme park admissions increased slightly by .2 million, or 1.9%, to 10.6 million in 2003 from 10.4 million in 2002. This was partially driven by a 7% increase in paid admissions generated by the domestic market, partially offset by a 5% decrease in paid admissions from the international market. Paid admissions grew 19% in January 2003 as compared to 2002 due to a strong holiday period. From February 2003 until May 2003, paid admissions were down 5% as compared to 2002 largely due to terrorism alerts and the war in Iraq. Paid admissions stabilized in June 2003. In July and August, we had record months, up 6% compared to 2002. From September to December 2003 paid admissions continued to show growth of 4% compared to 2002.

Paid admissions increased by 0.1 million, or 0.7%, to 10.4 million in 2002 from 10.3 million in 2001. The impact of the events of September 11, 2001 continued to affect our attendance during the first three quarters of 2002, which showed a decrease of 0.2 million, or 2%, compared to 2001. The fourth quarter showed signs of recovery, with 2002 attendance increasing 0.3 million, or 13%, compared to 2001. Although attendance has been reasonably stable between 2002 and 2001, the consumer dynamics have changed. Growth in the domestic market, which increased by 0.6 million, or 8%, was offset by lower attendance from the international market. International attendance decreased 0.5 million, or 14%, which was primarily driven by a 0.2 million attendance decrease from the United Kingdom, a 0.1 million attendance decrease from Europe and a 0.1 million attendance decrease from South America.

We believe these attendance trends, especially the effects of the events of September 11, 2001 and the war in Iraq, are consistent throughout the Orlando market.

SEASONALITY

Theme park attendance follows a seasonal pattern which coincides closely with holiday and school schedules. The year begins with the end of the peak Christmas and New Year's holiday period. When children return to school, attendance levels subside. Minor attendance increases occur during the Martin Luther King, Jr. holiday in January and the Presidents' Day holiday in February. During the March to April timeframe, spring break and Easter vacation periods drive seasonally high attendance. Since the peak spring break period fluctuates from year to year between the end of the first quarter and the beginning of the second quarter, historical quarterly financial information might not be comparable. May is a traditionally slow attendance period. June marks the beginning of the summer attendance peak when local schools are out for the summer. This peak attendance period continues throughout the month of June, as schools outside of Florida finish their terms. The peak summer period includes the entire month of July and the first few weeks in August. Local schools begin as early as the first week of August. Attendance levels continue to decline through Labor Day, when schools outside of Florida begin classes. Excluding special events such as "Rock the Universe" in September and "Halloween Horror Nights" in October, the period from September through November is seasonally slow, with an attendance spike around Thanksgiving week. Attendance falls again after Thanksgiving weekend, and does not pick up until the third week of December, when the peak Christmas and New Year's holiday period begins.

2003 COMPARED TO 2002

THEME PARK PASS REVENUE increased by $12.3 million, or 3.4%, to $378.4 million in 2003 from $366.1 million in 2002. The increase was due to higher theme park admissions, generated partially by record paid admission levels in July and August, and selective increases in theme park pass prices, partially offset by an increased usage of multi-day tickets.

THEME PARK FOOD AND BEVERAGE, THEME PARK MERCHANDISE AND OTHER REVENUE increased by $39.5 million, or 12.7%, to $351.0 million in 2003 from $311.5 million in 2002. Based on our adoption of FIN 46, other revenues in 2003 increased by $20.9 million. Excluding the effects of FIN 46, theme park food and beverage, theme park merchandise and other revenue increased $18.6 million in 2003, or 6.0%. This increase was primarily due to $9.1 million in additional revenue related to passes that allow guests value-added ride access and $8.4 million in additional revenue from CityWalk.

THEME PARK OPERATING COSTS increased by $.2 million, or .1%, to $152.2 million in 2003 from $152.0 million in 2002. Although attendance increased, cost saving initiatives kept our 2003 operating costs comparable to 2002.

THEME PARK SELLING, GENERAL AND ADMINISTRATIVE COSTS decreased by $5.7 million, or 4.3%, to $127.0 million in 2003 from $132.7 million in 2002. The decrease was primarily due to $2.4 million related to consolidating certain sales and marketing functions and a $1.8 million reduction in our 2003 non-media expenditures.

THEME PARK COST OF PRODUCTS SOLD decreased by $1.4 million, or 1.5%, to $93.0 million in 2003 from $94.4 million in 2002. As a percentage of theme park food and beverage and merchandise revenue, cost of products sold decreased to 52.3% in 2003 from 53.1% in 2002, which was primarily due to improved profit margins on merchandise.

SPECIAL FEE PAYABLE TO VIVENDI UNIVERSAL ENTERTAINMENT AND CONSULTANT FEE increased by $2.1 million, or 4.8%, to $46.2 million in 2003 from $44.1 million in 2002. The special fee and consultant fee are each based on a percentage of revenue.

DEPRECIATION AND AMORTIZATION decreased by $4.8 million or 3.5%, to $131.8 million in 2003 from $136.6 million in 2002. The decrease is primarily due to a reduction of depreciation of $9.7 million related to certain assets with lives of 3 years becoming fully depreciated at the end of 2002 and during 2003, partially offset by $2.7 million in additional depreciation related to shortening the useful life of specific property that will no longer be in use, $1.4 million in additional depreciation related to our adoption of FIN 46 in 2003, and $1.5 million in additional depreciation on the new rides that opened during the second quarter of 2003, including Jimmy Neutron's Nicktoon Blast and Shrek 4-D.

OTHER COSTS AND OPERATING EXPENSES increased by $31.2 million, or 40.5%, to $108.2 million in 2003 from $77.0 million in 2002. As a result of our adoption of FIN 46, other costs and operating expenses in 2003 increased by $15.4 million. Excluding the effects of FIN 46, other costs and operating expenses increased by $15.8 million in 2003, or 20.5%. This increase was primarily due to expensing $0.9 million in costs incurred to issue $500.0 million in bonds, $2.5 million in additional reserves recorded for legal claims, and $5.2 million related to revenue growth at CityWalk. Additionally, the comparison to 2002 was adversely affected by $3.7 million related to the reduction of our compensated absences accrual and the acquisition of $3.9 million in property and equipment located in a restaurant in CityWalk in 2002, which was recorded as an offset to other costs and operating expenses in 2002.

INTEREST EXPENSE increased by $25.4 million, or 27.1%, to $119.0 million in 2003 from $93.6 million in 2002. The increase was primarily due to a higher interest rate related to the bonds sold on March 28, 2003.

2002 COMPARED TO 2001

THEME PARK PASS REVENUE decreased by $11.2 million, or 3.0%, to $366.1 million in 2002 from $377.3 million in 2001. The decrease is largely due to the effects of September 11, 2001. Promotional programs enabled us to increase our paid admissions attendance but this increase was more than offset by the resulting decrease in revenue per paid admission. These promotional programs include "Hero Salute," which offered discounted tickets to active military, police, fire and emergency personnel across the United States and "Third Day Free" on our two-day pass.

THEME PARK FOOD AND BEVERAGE, THEME PARK MERCHANDISE AND OTHER REVENUE increased by $13.5 million, or 4.5%, to $311.5 million in 2002 from $298.0 million in 2001. The increase was due to higher food and beverage and merchandise revenue of $6.6 million, or 3.9%, driven by improved per capita spending and slightly higher attendance levels. In addition, during 2002 we generated additional revenue from several sources, including $3.0 million from CityWalk, $0.9 million from parking, $0.8 million from our production studio and $1.5 million related to an increase in offsite stores.

THEME PARK OPERATING COSTS increased by $6.6 million, or 4.5%, to $152.0 million in 2002 from $145.4 million in 2001. The increase was primarily due to $1.0 million in increased security costs at our theme parks subsequent to September 11, 2001, $2.4 million in costs associated with enhancing entertainment at Universal Studios Florida and Islands of Adventure and $2.4 million in additional maintenance costs.

THEME PARK SELLING, GENERAL AND ADMINISTRATIVE COSTS decreased by $3.6 million, or 2.6%, to $132.7 million in 2002 from $136.3 million in 2001. As a percentage of total revenue, selling, general, and administrative costs decreased to 19.6% from 20.2%, which was primarily due to a reduction in spending and a reallocation of resources to more effective marketing and sales channels.

THEME PARK COST OF PRODUCTS SOLD increased by $3.6 million, or 3.9%, to $94.4 million in 2002 from $90.8 million in 2001. As a percentage of theme park food and beverage and merchandise revenue, cost of product sold remained constant at 53.1%.

SPECIAL FEE PAYABLE TO VIVENDI UNIVERSAL ENTERTAINMENT AND CONSULTANT FEE increased by $0.1 million, or 0.2%, to $44.1 million in 2002 from $44.0 million in 2001. The special fee and consultant fee are each based on a percentage of revenue.

DEPRECIATION AND AMORTIZATION decreased by $10.0 million, or 6.8%, to $136.6 million in 2002 from $146.6 million in 2001. The decrease is primarily due to certain assets with lives of 3 years at Islands of Adventure and CityWalk becoming fully depreciated in 2002.

OTHER COSTS AND OPERATING EXPENSES decreased by $7.7 million, or 9.1%, to $77.0 million in 2002 from $84.7 million in 2001. This decrease primarily relates to CityWalk, which includes overall operating efficiencies of $1.1 million in 2002 and acquiring $3.9 million in property and equipment located in a restaurant in CityWalk in 2002. Since we acquired the property and equipment in exchange for the termination of a long-term lease and the forgiveness of outstanding debt, we recorded the fair value of the property and equipment as an offset to other costs and operating expenses. In addition, we recorded $3.7 million in 2002 as an offset to other costs and operating expenses related to the reduction of our compensated absences accrual.

INTEREST EXPENSE decreased by $23.0 million, or 19.7%, to $93.6 million in 2002 from $116.6 million in 2001. The decrease was primarily due to a lower average interest rate on our debt and a lower average debt balance resulting from amortization payments made during 2002 and 2001. Non-cash interest expense of $8.6 million and $7.5 million in 2002 and 2001, respectively, consisted of amortization of deferred finance costs and accrued interest on deferred special fees payable to Vivendi Universal Entertainment.

EBITDA AND LENDER EBITDA

We have included EBITDA because it is used by some investors as a measure of our ability to service debt. In addition, we have included Lender EBITDA because it is used in our senior secured credit agreement to determine our quarterly compliance with our funded debt ratio and the interest coverage ratio. We believe our senior secured credit agreement is a material agreement as it represents a critical component of our capital structure and an important source of our liquidity. Our failure to comply with the financial maintenance covenants in our senior secured credit agreement would likely result in an event of default occurring under our senior secured credit agreement which would give our lenders the right to accelerate and declare immediately due and payable all of the indebtedness then outstanding under that agreement. EBITDA represents earnings before interest, taxes and depreciation and amortization. Lender EBITDA represents EBITDA plus certain adjustments allowed by our senior secured credit agreement, primarily the deferred portion of the special fees payable to Vivendi Universal Entertainment. EBITDA and Lender EBITDA are not prepared in accordance with accounting principles generally accepted in the United States and should not be considered as alternatives for net income, net cash provided by operating activities and other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA and Lender EBITDA, because they are before debt service, capital expenditures, and working capital needs, do not represent cash that is available for other purposes at our discretion. Our presentation of EBITDA and Lender EBITDA may not be comparable to similarly titled measures reported by other companies. The following is a reconciliation of net cash provided by operating activities to EBITDA and Lender EBITDA:

(Dollars in thousands)	2003	2002	2001

Cash provided by operating activities	$142,748	$93,972	$95,293
Adjustments:
Interest expense	119,027	93,596	116,628
Interest income	(831)	(1,446)	(1,079)
Amortization of deferred finance costs	(6,840)	(4,645)	(4,031)
Deferred special fee payable to Vivendi Universal Entertainment	(30,620)	(29,361)	(29,173)
Interest payable on deferred special fee payable to Vivendi Universal Entertainment	(4,914)	(3,989)	(3,474)
Gain from non-monetary asset acquisition	—	3,915	—
Gain related to settlement of capital claims	—	1,085	—
Loss on sale of land	(1,285)	—	—
(Loss) income from joint ventures	(481)	1,565	767
Accretion of bond discount	(625)	—	—
Minority interest in net earnings of UCRP	(2,008)	—	—
Change in working capital	(15,198)	24,412	(96)
EBITDA	198,973	179,104	174,835

Adjustments:
Deferred special fee payable to Vivendi Universal Entertainment	30,620	29,361	29,173
Financing expenses	860	—	—
Distributions from joint ventures, net	1,147	2,122	1,631
Loss (income) from joint ventures	481	(1,565)	(767)
Consolidation of UCRP	(839)	—	—
Lender EBITDA	$231,242	$209,022	$204,872

LIQUIDITY AND CAPITAL RESOURCES

HISTORICAL

Historically, our principal source of liquidity has been cash flow generated from operations, and our principal liquidity requirements have been for capital expenditures, debt retirement, and working capital. During 2003, 2002, and 2001, net cash provided by operating activities was $142.7 million, $94.0 million, and $95.3 million, respectively. Net cash used for investing activities during 2003, 2002, and 2001, totaled $13.0 million, $22.5 million, and $37.3 million, respectively. During 2003, the total consisted of cash inflows of $40.5 million offset by $53.5 million in capital expenditures. These cash inflows primarily included $10.9 million in cost-sharing reimbursement proceeds from Universal Studios Japan related to the design and technology of The Amazing Adventures of Spider-Man ride; $12.5 million in proceeds related to selling 81 acres of undeveloped land; and $14.5 million in proceeds related to a 2002 capital claims settlement. During 2002 and 2001, the total consisted primarily of $26.1 million and $39.5 million in capital expenditures, respectively. During 2003 and 2002, capital expenditures included $37.7 million and $16.7 million, respectively, for the development of three new rides at Universal Studios Florida. Two of the rides, Jimmy Neutron's Nicktoon Blast and Shrek 4-D, opened in 2003. The other ride, Revenge of the Mummy, is scheduled to open in the second quarter of 2004. We expect to spend $41.9 million on capital projects during 2004.

During 2003, net cash used in financing activities was $29.2 million. This primarily related to the offering of the bonds and the amendments to our senior secured credit agreement; the $35.6 million in scheduled principal payments under the senior secured credit agreement made on December 31, 2002;

the repayment of additional principal under our senior secured credit agreement using $12.5 million in proceeds from our sale of undeveloped land; a $20.0 million prepayment on our senior secured credit agreement; and the payment of a $10.0 million distribution to our partners. These prepayments, plus the prepayments associated with the issuance of bonds, eliminated debt amortization on our senior credit agreement until March 31, 2005. Net cash used for financing activities during 2002 and 2001 was $130.4 million and $5.2 million, respectively, primarily representing net payments on our long-term borrowings, partially offset in 2002 by partner contributions of $50.0 million.

On March 28, 2003, we issued $500.0 million in bonds (which were issued at a discount of $5.8 million) and amended our senior secured credit agreement with JP Morgan Chase Bank and the other banks party thereto. The amendment to our senior secured credit agreement required that a portion of the proceeds from the offering of bonds be used to prepay $372.8 million of outstanding indebtedness under our senior secured credit agreement. In connection with the amendment, the debt amortization schedule until December 31, 2004 was eliminated, certain covenants were modified, and an additional $50.0 million revolving credit facility was made available by several of the banks that are parties to our senior secured credit agreement. Further, a portion of the proceeds from the offering of bonds was used to repay and cancel our $50.0 million revolving credit facilities with Wachovia Bank and Fleet National Bank and to increase our cash by $50.0 million.

At December 27, 2003, our total debt was $1,175.4 million, which included $494.8 million outstanding under the bonds ($500.0 million, net of a remaining discount of $5.2 million) and $680.6 million outstanding under our senior secured credit agreement. Due to the seasonal nature of our business, we are largely dependent upon our revolving credit facilities and cash balances to fund off-season cash requirements. At December 27, 2003, we had $214.6 million of cash and unused revolving credit, consisting of $114.0 million in cash and $100.6 million available under our revolving credit facilities, compared to $74.3 million and $73.1 million in cash and unused revolving credit at December 28, 2002 and December 29, 2001, respectively.

Additionally, at December 27, 2003, we had deferred special fees payable to Vivendi Universal Entertainment of $137.4 million. These deferred fees are subordinated to our senior secured credit agreement and bear interest at the prime rate. In addition, under our senior secured credit agreement, these deferred fees may only be paid upon achievement of certain leverage ratios.

Our primary sources of liquidity have been and will continue to be cash flow generated from operations, available cash and unused revolving credit facilities. The borrowings under our senior secured credit agreement bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) JP Morgan Chase Bank's prime rate and (2) the federal funds rate plus 1/2 of 1% or (b) LIBOR. The initial applicable margin for borrowings at December 27, 2003 under the revolving credit facilities and the term loan facility was 3.0% with respect to base rate borrowings and 4.0% with respect to LIBOR borrowings. The margin on the new revolving credit facility may be reduced subject to our attaining and maintaining certain leverage ratios. In addition to paying interest on outstanding debt, we pay a commitment fee equal to 0.5% per annum of the unutilized commitments under our revolving credit facility and 1.0% under the new revolving credit facility. Principal amounts available under the existing revolving credit facility decline quarterly to zero at June 30, 2007. The amounts available under the new revolving credit facility do not decline until its expiration on June 30, 2007.

Our senior secured credit agreement and the notes contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to sell assets, incur additional indebtedness, repay other indebtedness (including the notes), pay certain distributions, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale and leaseback transactions, engage in certain transactions with affiliates, amend certain material agreements governing our indebtedness and change the business conducted by us and our subsidiaries. In addition, the senior secured credit agreement contains the following financial covenants: a maximum total leverage ratio; a minimum interest coverage ratio; and a maximum capital expenditures limitation. The senior secured credit agreement also contains a requirement for prepayment of 50% of annual excess cash flow and 100% of the net proceeds from certain asset sales over $1.0 million. All prepayments are applied in forward order of maturity. At December 27, 2003, our excess cash flow prepayment was estimated to be $37.4 million, of which $35.0 million was prepaid in January 2004.

We believe that funds generated from operations and available borrowing capacity will be adequate to fund our debt service requirements, capital expenditures and working capital requirements for the near future. We believe that our current financial position and financing plans will provide flexibility in financing activities and permit us to respond to changing conditions. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new revolving credit facility in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. Our ability to continue to fund these items and continue to reduce debt could be adversely affected by the occurrence of unfavorable events.

The following table reflects certain of our estimated contractual obligations as of December 27, 2003:

	Payments due by fiscal period
(Dollars in millions)	Total	2004	2005 to 2006	2007 to 2008	2009 and Beyond

Contractual obligations:
Long-term borrowings	$1,180.7	$37.4	$483.0	$160.3	$500.0
Capital lease obligations	1.2	.5	.6	.1	—
Operating lease obligations	17.2	3.6	5.3	3.0	5.3
Purchase obligations	38.3	23.5	7.8	7.0	—
Deferred special fee payable to Vivendi Universal Entertainment (1)	137.4	—	—	—	137.4
Other long-term liabilities	5.6	—	—	—	5.6
Total contractual obligations	$1,380.4	$65.0	$496.7	$170.4	$648.3

(1)	Under the terms of our partnership agreement, a special fee is payable to Vivendi Universal Entertainment equal to a percentage of revenue, as defined, generated by our theme parks. The deferred special fee payable as of December 27, 2003 was $137.4 million and will continue to be deferred until certain leverage ratios are met.

INTEREST RATE RISK

We are exposed to market risks relating to fluctuations in interest rates. Our practice is to utilize derivative financial instruments to manage a portion of these interest rate risks. At December 27, 2003 and December 28, 2002, we had four interest-rate swap agreements outstanding with an aggregate notional debt amount of $449.2 million and $540.0 million, respectively, that qualified for hedge accounting treatment in accordance with Statement of Financial Accounting Standards (SFAS) 133 "Accounting for Derivative Instruments and Hedging Activities." These swap agreements provide for quarterly reductions in notional value until expiration in early 2006. These agreements effectively convert our variable interest rate on a portion of our long-term debt to fixed rates ranging from 10.7 percent to 10.8 percent at December 27, 2003. During 2003, 2002, and 2001, respectively, the fair value of these interest rate swaps changed by approximately $22.8 million, $2.3 million, and $22.4 million and was recorded in accumulated other comprehensive loss.

During 2003 and 2002, we also had other swap agreements that did not qualify for hedge accounting treatment under SFAS 133. During 2003 and 2002, respectively, the fair value of these interest rate swaps decreased by approximately $1.2 million and $2.1 million and was recorded in the decrease in fair value of interest rate swaps.

At December 27, 2003, we had $381.4 million of unhedged variable rate debt. Based on these variable-rate obligations, each 1% increase or decrease in the level of interest rates would,

respectively, increase or decrease our annual interest expense and related cash payments by approximately $3.8 million. Such potential increases or decreases are based on certain simplifying assumptions, including a constant level of variable-rate debt for all maturities and an immediate, across-the-board increase or decrease in the level of interest rates with no other subsequent changes for the remainder of the period.

We are exposed to credit loss in the event of nonperformance by the other party to our derivative financial instruments. We limit this exposure by entering into agreements directly with a number of major financial institutions that meet our credit standards and that are expected to satisfy fully their obligations under these contracts. We view derivative financial instruments as a risk management tool and do not use them for speculative or trading purposes.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (SFAS 149), which amended and clarified financial accounting and reporting for derivative instruments and for hedging activities under SFAS 133. Adoption of SFAS 149 has not had a material impact on our financial position or results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

We adopted Statement of Financial Accounting Standards (SFAS) No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144) effective October 1, 2001. SFAS 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. There has been no impairment of our long-lived assets.

In April 2002, the FASB issued SFAS 145, "Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections." This statement rescinds SFAS 4, SFAS 44, and SFAS 64. In addition, it also amends SFAS 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. Adoption of SFAS 145 has not had a material impact on our financial position or results of operations.

In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with earlier application encouraged. Adoption of SFAS 146 has not had a material impact on our financial position or results of operations.

In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation — Transition and Disclosure," an amendment of SFAS 123. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. This statement is effective for financial statements for fiscal years ending after December 15, 2002. Because we have historically accounted for stock options under the intrinsic method, adoption of SFAS 148 has not had a material impact on our financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (SFAS 150). SFAS 150 provides standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and for all other instruments for interim periods beginning after June 15, 2003. Adoption of SFAS 150 has not had a material impact on our financial position or results of operations.

The Emerging Issues Task Force (EITF) issued EITF Issue 00-21, "Revenue Arrangements with Multiple Deliverables" (EITF 00-21). This new accounting rule addressed revenue recognition for revenues derived from a single contract that contains multiple products or services. The rule provides additional requirements to determine when such revenues may be recorded separately for accounting purposes. This statement is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Adoption of EITF 00-21 has not had a material impact on our financial position or results of operations.

COMPENSATION

Vivendi grants options to certain of our key employees. These options give our employees the right to purchase shares of Vivendi at a set price or receive cash for the difference between the market value and the exercise price on their vested options.

We are responsible for the expense and the cash payment related to these options. Accordingly, if one of our employees exchanges their options for the cash difference between the grant price and market price, we pay this difference directly to the employee. However, if one of our employees exchanges their options for shares of Vivendi stock, the employee pays Vivendi the grant price, while we reimburse Vivendi for the difference between the grant price and the market price at the time of such exchange.

At the date of grant and for each subsequent period, we record an accrual based on the fair value of our cash payment, which is the difference between the option grant price and the period-end market price for all vested shares. Since options are granted at the fair value, no additional accrual is recorded at the date of grant. Based on the market price of vested shares being less than the grant price, we had no liability recorded related to the vested options at December 27, 2003 and December 28, 2002. During 2003, no compensation expense was recorded related to options. As a result of the decline in the market price of Vivendi's stock, we recorded an offset to compensation expense of $1.4 million and $1.0 million, respectively, related to options during the 2002 and 2001.

At December 27, 2003 and December 28, 2002, respectively, there were 217,123 and 221,707 of such options vested and outstanding. During 2003 and 2002, no options were granted. During 2001, 28,288 options were granted.

We have a long-term growth incentive bonus plan to provide certain of our senior officers the opportunity to benefit from our growth in value and to provide incentives to those employees to contribute to the success of our business. Under the plan, these employees are granted Value Appreciation Rights, the value of which is generally based upon the growth in market value of the equity ownership interests of our general and limited partners. These Value Appreciation Rights will become automatically exercisable in exchange for cash upon the earlier to occur of a change in our ownership and January 1, 2005. The value of the Value Appreciation Rights are generally based on the growth of market value of Blackstone's and Vivendi Universal Entertainment's ownership interests in us. If a change of our ownership occurs, the payout value is computed based upon the sales price of the ownership change. If January 1, 2005 occurs prior to such an ownership change, the payout value is calculated based upon an earnings multiple from the financial results generated during 2004. We accrue the estimated payout value using the straight-line method over the term of the plan based on the assumption that January 1, 2005 occurs prior to an ownership change. At December 27, 2003 and December 28, 2002, our accrual for the value of all outstanding Value Appreciation Rights was $2.3 million and $1.9 million, respectively.

C.	Forward-Looking Information

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this Current Report on Form 8-K that are not historical facts (including without limitation statements to the effect that we "believe," "expect," "anticipate," "plan," "intend," "foresee," and other similar expressions) are forward-looking statements. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those anticipated by us. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and they are subject to change based upon various factors. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements contained in this Current Report on Form 8-K whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD.
Date: March 10, 2004	By:	/s/ Michael J. Short
Name: Michael J. Short
Title: Principal Financial Officer
UCDP FINANCE, INC.
Date: March 10, 2004	By:	/s/ Michael J. Short
Name: Michael J. Short
Title: Treasurer